UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 7, 2012

MICHAEL FOODS GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-173400	20-0344222
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

301 Carlson Parkway, Suite 400

Minnetonka, Minnesota 55305

(Address of principal executive offices including zip code)

(952) 258-4000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

Michael Foods Group, Inc. (the “Company”) is disclosing under Item 7.01 of this Current Report on Form 8-K the information with respect to the Company set forth below. The information in this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in any such filing.

Recent Interim Financial Information

As of October 27, 2012, the Company and its consolidated subsidiaries had cash and cash equivalents of approximately $118.8 million, compared to $103.2 million as of September 29, 2012, in each case with no amounts outstanding under its senior secured revolving credit facility.

The Company generally expects volume increases during the fourth quarter compared to last year. However, EBITDA for the Company’s egg products and cheese & other dairy-case products segments are expected to be below 2011 for the fourth quarter due to the significant run-up in grain, egg, cheese and butter markets affecting the Company’s margins as the Company experiences the typical lag between raw material price increases and its ability to pass along increases to its customers.

Amendment to the Credit Agreement

On December 7, 2012, the Company entered into an amendment to the credit agreement governing its senior secured credit facilities (the “Credit Agreement”). The amendment is expected to become effective on December 10, 2012 and provides, among other things, for an increase in the amounts that may be available to the Company under the restricted payment covenant in the Credit Agreement for paying cash dividends or making other cash distributions to its parent company. Specifically, the amendment temporarily increases the maximum total leverage ratio (as defined in the Credit Agreement) under which the Company is permitted to use the cumulative credit basket for restricted payments from 5.00:1.0 to 5.50:1.0. The maximum total leverage ratio under this covenant will step back down to 5.00:1.0 on March 31, 2015. This amendment also provides that if the term loans under the Credit Agreement are prepaid on or prior to the date that is one year following the effective date of the amendment (i) with the proceeds of indebtedness having a lower interest rate than that applicable to such term loans or (ii) in connection with an amendment of the Credit Agreement that amends the interest rate then applicable to the term loan facility or adds a new tranche or facility under the Credit Agreement having an interest rate that is lower than the interest rate then applicable to the term loan facility, the Company will have to pay a 1% premium on the principal amount of the term loans so prepaid.

Certain Calculations Under the Credit Agreement

The Company is required to apply 50% (which percentage may be reduced upon the achievement of specified total leverage ratios) of excess cash flow (as defined in the Credit Agreement), less the amount of certain voluntary repayments under the Credit Agreement, for each completed fiscal year (beginning with 2011) to prepay term loans under the Credit Agreement. The remainder of the excess cash flow is cumulative credit, which is available to fund dividends and other restricted payments, subject to compliance with a leverage ratio and other conditions. In respect of the fiscal year ended December 31, 2011, the Company was required to prepay $31 million of excess cash flow (including $29 million paid as a voluntary prepayment on December 30, 2011) and generated $30 million of cumulative credit. The Company’s excess cash flow for the nine-month period ended September 29, 2012 would (if such amount were the amount of excess cash flow for the full fiscal year ending December 29, 2012) (i) require the Company to apply $27.5 million in prepayment of term loans under the credit agreement and (ii) generate $27.5 million of cumulative credit that the Company could use to fund restricted payments. The actual amount of required prepayments and cumulative credit for the fiscal year ending December 29, 2012 will be determined based on the full year’s results (which could vary materially from the amount shown above for the nine-month period), and is not required to be used to prepay term loans, and will not be available to fund restricted payments, until after delivery of the Company’s year-end audited financial statements relating to the 2012 fiscal year.

Proposed Dividend Payment

The Company is also permitted by the restricted payment covenant under the Credit Agreement to include an additional one-time $25 million amount in a payment made under this covenant. The Company expects to make use of this amount (together with approximately $29 million of the $30 million cumulative credit generated in 2011) to fund a dividend to its parent company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 10, 2012

MICHAEL FOODS GROUP, INC.

By:	/s/ James E. Dwyer, Jr.
	Name:	James E. Dwyer, Jr.
	Title:	Chief Executive Officer and President